Exhibit 99.1

Orient Paper, Inc. Announces Fourth Quarter and Fiscal Year 2017 Financial Results

Earnings Conference Call is Scheduled for Wednesday, April 18, 2018, 8:00 am ET

BAODING, China, April 17, 2018 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2017.

	For the Three Months Ended December 31,
($ millions)	2017	2016	% Change
Revenues	35.4	31.4	12.9%
Regular Corrugating Medium Paper (“CMP”)*	24.6	18.3	34.8%
Light-Weight CMP**	5.2	5.3	-2.5%
Offset Printing Paper	5.4	6.5	-16.8%
Tissue Paper Products	0.3	1.4	-80.1%
Digital Photo Paper	0.0	0.0	-100.0%
Gross profit	3.6	7.5	-52.1%
Gross margin	10.2%	24.0%	-13.8	pp
Regular Corrugating Medium Paper (“CMP”)*	8.9%	23.2%	-14.3	pp
Light-Weight CMP**	10.0%	28.8%	-18.9	pp
Offset Printing Paper	16.5%	25.1%	-8.6	pp
Tissue Paper Products	5.8%	11.0%	-5.3	pp
Digital Photo Paper	NA	-58.8%	NM
Operating income (loss)	-1.7	4.6	-136.2%
Net income (loss)	-1.6	3.1	-153.1%
EBITDA	2.0	8.3	-75.3%
Basic and Diluted earnings (loss) per share	-0.08	0.14	-153.1%

* Products from PM6

** Products from PM1

*** pp represents percentage points

Revenue increased by 12.9% to $35.4 million, primarily due to increase in average selling prices (“ASPs”) and partially offset by decreases in sales volumes across all product categories.

●	Gross profit decreased by 52.1% to $3.6 million. Gross margin decreased by 13.8 percentage points to 10.2%. The decrease in gross margin was across all product categories.

●	Net loss was $1.6 million, or loss per share of $0.08, compared to net income of $3.1 million, or earning per share of $0.14, for the same period of the prior year. The Company booked loss on impairment of assets of $2.3 million in the fourth quarter of 2017.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by 75.3% to $2.0 million.

“Revenue increased by 12.9% to $35.4 million for the fourth quarter of 2017, benefitted from an increase of 35.8% in blended ASP and partially offset by a decrease of 16.9% in overall sales volume,” said Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper.

Mr, Liu continued, “As previously announced, the Company temporarily suspended its production in January 2018 due to a government-mandated restriction on the natural gas supply, which is the energy resource we need for production. As of March 14, 2018, the company resumed production at its manufacturing facilities. As a result of the temporary suspension of production, we expect revenue to be significantly impacted in the first quarter of 2018.”

Fourth Quarter 2017 Financial Results

Revenue

For the fourth quarter of 2017, total revenue increased by $4.1 million, or 12.9%, to $35.4 million from $31.4 million for the same period of the prior year. The increase in total revenue was mainly due to increase in ASP and partially offset by decreases in sales volume across all product categories. Production of tissue paper was suspended in September and October for the replacement of coal boilers, and began intermittent production in the following months. In addition, we decreased the production volume of regular CMP, light-Weight CMP and offset printing paper and sales of these products due to environmental conditions in Northern China. The government strengthened its pollution control and rectification measures, resulting in restrictions on production in the manufacturing industry. As a result, the production volume of regular CMP, light-Weight CMP and offset printing paper and sales of these products decreased in the fourth quarter of 2017 as compared to the same period of the prior year. The following table summarizes revenue, volume and ASP by product for the fourth quarter of 2017 and 2016, respectively:

Revenue from CMP, including both regular CMP and light-Weight CMP, increased by $6.2 million, or 26.5%, to $29.8 million and accounted for 84.1% of total revenue for the fourth quarter of 2017, compared to $23.6 million, or 75.1%, of total revenue for the same period of the prior year. The Company sold 53,705 tonnes of CMP at an ASP of $555/tonne in the fourth quarter of 2017, compared to 60,701 tonnes at an ASP of $388/tonne in the same period of the prior year.

Of the total CMP sales, revenue from regular CMP increased by $6.4 million, or 34.8%, to $24.6 million, resulting from sales of 44,411 tonnes at an ASP of $555/tonne, during the fourth quarter of 2017, compared to revenue of $18.3 million, resulting from sales of 47,338 tonnes at an ASP of $386/tonne, during the same period of the prior year. Revenue from light-weight CMP decreased by $0.1 million, or 2.5%, to $5.2 million, resulting from sales of 9,294 tonnes at an ASP of $554/tonne for the fourth quarter of 2017, compared to revenue of $5.3 million, resulting from sales of 13,363 tonnes at an ASP of $395/tonne for the same period of the prior year.

Revenue from offset printing paper decreased by $1.1 million, or 16.8%, to $5.4 million for the fourth quarter of 2017, from $6.5 million for the same period of the prior year. The Company sold 6,512 tonnes of offset printing paper at an ASP of $826/tonne in the fourth quarter of 2017, compared to 10,815 tonnes at an ASP of $598/tonne in the same period of the prior year.

Revenue from tissue paper products decreased by $1.1 million, or 80.1%, to $0.3 million for the fourth quarter of 2017, from $1.4 million for the same period of the prior year. The Company sold 185 tonnes of tissue paper products at an ASP of $1,456/tonne in the fourth quarter of 2017, compared to 1,129 tonnes at an ASP of $1,201/tonne in the same period of the prior year.

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We had no revenue from digital photo paper for the fourth quarter of 2017 and for the same period of the prior year. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and are now upgrading the production line to produce more competitive products. We expect to resume our digital photo paper production in the near future.

Gross Profit and Gross Margin

Total cost of sales increased by $8.0 million, or 33.5%, to $31.8 million for the fourth quarter of 2017, from $23.8 million for the same period of the prior year. Cost of sales per tonne was $527 for the fourth quarter of 2017, compared to $328 for the same period of the prior year. The increase in overall cost of sales per tonne was mainly attributable to the higher average unit purchase costs of recycled paper board, cost of recycled white scrap paper and additional subsidies to the labors during the production restriction, and partially offset by the use of natural gas and liquefied gas to replace coal into the production. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were, $505, $499, $690, and $1,373, respectively, for the fourth quarter of 2017, compared to $296, $281, $448, and $1,068, respectively, for the same period of the prior year.

Total gross profit decreased by $3.9 million, or 52.1%, to $3.6 million for the fourth quarter of 2017, from $7.5 million for the same period of the prior year. Overall gross margin was 10.2% for the fourth quarter of 2017, compared to 24.0% for the same period of the prior year. Gross margins for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were 8.9%, 10.0%, 16.5%, and 5.8%, respectively, for the fourth quarter of 2017, compared to 23.2%, 28.8%, 25.1%, and 11.0%, respectively, for the same period of the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by $0.3 million, or 9.3%, to $3.0 million for the fourth quarter of 2017 from $2.7 million for the same period of the prior year. As a percentage of total revenue, SG&A was 8.4% for the fourth quarter of 2017, compared to 8.7% for the same period of the prior year.

Loss on Impairment of Assets

The Company booked loss on impairment of assets of $2.3 million in the fourth quarter of 2017, compared to $nil in the same period of the prior year.

Income(loss) from Operations

Loss from operations was $1.7 million for the fourth quarter of 2017, compared to income from operations of $4.6 million for the same period of the prior year. Operating loss margin was 4.7% for the fourth quarter of 2017, compared to operating income margin of 14.8% for the same period of the prior year.

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Net Income (loss)

Net loss was $1.6 million, or $0.08 per loss basic and diluted share, for the fourth quarter of 2017, compared to net income of $3.1 million, or earnings per basic and diluted share of $0.14, for the same period of the prior year.

EBITDA

EBITDA decreased by $6.2 million, or 75.3%, to $2.0 million for the fourth quarter of 2017 from $8.3 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,
($ millions)	2017	2016
Net income	-1.6	3.1
Add: Income tax	-0.4	1.0
Net interest expense	0.4	0.5
Depreciation and amortization	3.7	3.6
EBITDA	2.0	8.3

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Full Year 2017 Financial Results

	For the Twelve Months Ended December 31,
($ millions)	2017	2016	% Change
Revenues	117.0	134.7	-13.2%
Regular Corrugating Medium Paper (“CMP”)*	80.4	77.9	3.2%
Light-Weight CMP**	15.6	16.7	-6.8%
Offset Printing Paper	18.7	33.4	-44.0%
Tissue Paper Products	2.4	6.1	-61.2%
Digital Photo Paper	0.0	0.7	-100.0%
Gross profit	20.0	25.5	-21.8%
Gross margin	17.1%	18.9%	-1.9	pp
Regular Corrugating Medium Paper (“CMP”)*	16.9%	17.1%	-0.2	pp
Light-Weight CMP**	18.9%	25.5%	-6.5	pp
Offset Printing Paper	17.3%	22.7%	-5.4	pp
Tissue Paper Products	6.5%	11.8%	-5.4	pp
Digital Photo Paper	NA	-58.7%	NM
Operating income	4.7	13.0	-63.9%
Net income	1.7	7.3	-77.2%
EBITDA	19.4	28.3	-31.6%
Basic and Diluted earnings per share	0.08	0.34	-76.5%

* Products from PM6

** Products from PM1

*** pp represents percentage points

Revenue

For the year ended December 31, 2017, total revenue decreased by $17.7 million, or 13.2%, to $117.0 million from $134.7 million for 2016. The decrease in total revenue was mainly decreases in sales volume across all product categories and partially offset by a moderate increase in blended ASP. Production of tissue paper was suspended in September and October for the replacement of coal boilers, and began intermittent production in the following months. In addition, we decreased the production volume of regular CMP, light-Weight CMP and offset printing paper and sales of these products due to environmental conditions in Northern China. The government strengthened its pollution control and rectification measures, resulting in restrictions on production in the manufacturing industry. As a result, the production volume of regular CMP, light-Weight CMP and offset printing paper and sales of these products decreased in 2017 as compared to 2016. The following table summarizes revenue, volume and ASP by product for 2017 and 2016, respectively:

	For the Twelve Months Ended December 31,
	2017			2016
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	80,379	173,399	464	77,889	230,382	338
Light-Weight CMP	15,600	33,690	463	16,736	47,841	350
Offset Printing Paper	18,688	26,610	702	33,391	52,255	639
Tissue Paper Products	2,357	1,804	1,306	6,071	4,917	1,235
Digital Photo Paper	-	-	-	657	372	1,767
Total	117,024	235,503	497	134,745	335,767	401

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Revenue from CMP, including both regular CMP and light-Weight CMP, increased by $1.4 million, or 1.4%, to $96.0 million, and accounted for 82.0% of total revenue for 2017, compared to $94.6 million, or 70.2% of total revenue for 2016. The Company sold 207,089 tonnes of CMP at an ASP of $463/tonne in 2017, compared to 278,223 tonnes at an ASP of $340/tonne in 2016.

Of the total CMP sales, revenue from regular CMP increased by $2.5 million, or 3.2%, to $80.4 million, resulting from sales of 173,399 tonnes at an ASP of $464/tonne, for 2017, compared to revenue of $77.9 million, resulting from sales of 230,382 tonnes at an ASP of $338/tonne for 2016. Revenue from light-weight CMP decreased by $1.1 million, or 6.8%, to $15.6 million, resulting from sales of 33,690 tonnes at an ASP of $463/tonne for 2017, compared to revenue of $16.7 million, resulting from sales of 47,841 tonnes at an ASP of $350/tonne for 2016.

Revenue from offset printing paper decreased by $14.7 million, or 44.0%, to $18.7 million for 2017, from $33.4 million for 2016. The Company sold 26,610 tonnes of offset printing paper at an ASP of $702/tonne in 2017, compared to 52,255 tonnes at an ASP of $639/tonne in 2016.

Revenue from tissue paper products decreased by $3.7 million, or 61.2%, to $2.4 million, for 2017, from $6.1 million for 2016. The Company sold 1,804 tonnes of tissue paper products at an ASP of $1,306/tonne in 2017, compared to 4,917 tonnes at an ASP of $1,235/tonne in 2016.

We had no revenue from digital photo paper for 2017, compared to $0.7 million, resulting from sales of 372 tonnes at an ASP of $1,767/tonne, for 2016. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and are now upgrading the production line to produce more competitive products. We expect to resume our digital photo paper production in the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $12.1 million, or 11.1%, to $97.1 million for 2017, from $109.2 million for 2016. This was mainly a result of the decrease in volume sold, partially offset by increase in cost of recycled paper board. Cost of sales per tonne was $412 for 2017, compared to $325 for 2016. The increase in overall cost of sales per tonne was mainly due to higher average unit purchase costs of recycled paper board, cost of recycled white scrap paper and additional subsidies created by the Company to the labors suspending work during the production restriction in September and October 2017 and partially offset by the use of natural gas and liquefied gas to replace coal in the production. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were, $385, $375, $581, $1,222, and $nil, respectively, for 2017, compared to $280, $261, $494, $1,089, and $2,805, respectively, for 2016.

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Total gross profit decreased by $5.6 million, or 21.8%, to $20.0 million for 2017, from $25.5 million for 2016. Overall gross margin decreased by 1.9 percentage points to 17.1% for 2017 from 18.9% for 2016. Gross margin for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper was 16.9%, 18.9%, 17.3%, 6.5% and nil, respectively, for 2017, compared to 17.1%, 25.5%, 22.7%, 11.8%, and -58.7%, respectively, for 2016.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $1.1 million, or 8.8%, to $11.3 million for 2017, from $12.4 million for 2016. As a percentage of total revenue, SG&A was 9.7% for 2017, compared to 9.2% for 2016. The expenses were higher in 2016 because the Company issued 1,133,916 shares of common stock, valued at $1,417,395, pursuant to the Company’s compensatory incentive plans in January 2016.

Loss on Impairment of Assets

The Company booked loss on impairment of assets of $2.3 million in 2017, compared to $nil in 2016.

Income from Operations

Income from operations decreased by $8.3 million, or 63.9%, to $4.7 million for 2017 from $13.0 million for 2016. Operating margin was 4.0% for 2017, compared to 9.6% for 2016.

Net Income (loss)

Net income was $1.7 million, or $0.08 per basic and diluted share, for 2017, compared to $7.3 million, or $0.34 per basic and diluted share, for 2016.

EBITDA

EBITDA decreased by $8.9 million, or 31.6%, to $19.4 million for 2017, from $28.3 million for 2016.

Note 2: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

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Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Twelve Months Ended December 31,
($ millions)	2017	2016
Net income	1.7	7.3
Add: Income tax	0.7	3.1
Net interest expense	2.4	2.6
Depreciation and amortization	14.6	15.3
EBITDA	19.4	28.3

Cash, Liquidity and Financial Position

As of December 31, 2017, the Company had cash and cash equivalents, short-term debt (including related party loan), current capital lease obligations, notes payable and long-term debt (including related party loans) of $2.9 million, $7.2 million, $nil, $6.1 million and $11.9 million, respectively, compared to $2.3 million, $5.1 million, $8.8 million, $2.2 million and $14.9 million, respectively, at the end of 2016. Net accounts receivable was $1.8 million as of December 31, 2017, compared to $3.9 million as of December 31, 2016. Net inventory was $8.5 million as of December 31, 2017, compared to $5.6 million at the end of 2016. As of December 31, 2017, the Company had a net working capital deficit of $1.8 million, compared to $6.1 million at the end of 2016.

Net cash provided by operating activities was $18.2 million for 2017, compared to $15.3 million for 2016. Net cash used in investing activities was $9.3 million for 2017, compared to $11.5 million for 2016. Net cash used by financing activities was $8.6 million for 2017, compared to $3.7 million for 2016.

Recent Development

In late January, 2018, the Company temporarily suspended its production due to a government-mandated restriction on the natural gas supply, which is the energy resource we need for production. Since March 14, 2018, the company has resumed production at its manufacturing facilities. Therefore, the Company’s revenues in the first quarter ended March 31, 2018 and the year ended December 31, 2018 are expected to be significantly impacted.

Earnings Conference Call

The Company’s management will host a conference call to discuss its fourth quarter and fiscal year 2017 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/ 8:00 pm Beijing Time) on Wednesday, April 18, 2018.

To attend the conference call, please dial-in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the “Orient Paper Fourth Quarter and Fiscal Year 2017 Earnings Conference Call.”

Conference Call
Date:	Wednesday, April 18, 2018
Time:	8:00 am ET (5:00 am US Pacific Time/ 8:00 pm Beijing Time)
International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440
Conference ID:	7662826

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This conference call will be broadcast live over the Internet, and can be accessed by all interested parties at http://www.orientpaperinc.com/ or  https://edge.media-server.com/m6/p/z6x2i7e5.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 9:59 ET April 26, 2018. To listen, please dial +1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 7662826 to access the replay.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products.

With production based in Baoding and Xingtai in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol “ONP” since December 2009. (For more information, please visit http://www.orientpaperinc.com)

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: tony.tian@weitian-ir.com

Phone: +1-732-910-9692

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ORIENT PAPER, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND 2016

	December 31,	December 31,
	2017	2016
ASSETS

Current Assets
Cash and bank balances	$2,895,790	$2,332,646
Restricted cash	6,121,637	2,162,318
Accounts receivable (net of allowance for doubtful accounts of $37,626 and $79,478 as of December 31, 2017 and 2016, respectively)	1,843,682	3,894,436
Inventories	8,474,165	5,632,030
Prepayments and other current assets	651,523	455,892

Total current assets	19,986,797	14,477,322

Property, plant, and equipment, net	189,388,709	187,689,880
Value-added tax recoverable	3,041,416	2,945,575
Deferred tax asset non-current	6,572,559	3,264,841

Total Assets	$218,989,481	$208,377,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$7,192,923	$5,045,409
Current portion of long-term loans from credit union	6,366,502	-
Current obligations under capital lease	-	8,786,528
Accounts payable	422,705	559,952
Advance from customers	-	28,831
Notes payable	6,121,637	2,162,318
Due to a related party	60,378	56,872
Accrued payroll and employee benefits	231,247	209,936
Other payables and accrued liabilities	836,337	2,424,778
Income taxes payable	525,804	1,310,967

Total current liabilities	21,757,533	20,585,591

Loans from credit union	1,193,719	4,843,592
Loans from a related party	10,712,865	10,090,817
Deferred gain on sale-leaseback	-	102,232

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $31,235,520 and $35,618,995 as of December 31, 2017 and 2016, respectively)	33,664,117	35,622,232

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 21,450,316 shares issued and outstanding as of December 31, 2017 and 2016, respectively	21,450	21,450
Additional paid-in capital	50,635,243	50,635,243
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income (loss)	5,468,799	(5,441,391)
Retained earnings	123,119,298	121,459,510

Total stockholders’ equity	185,325,364	172,755,386

Total Liabilities and Stockholders’ Equity	$218,989,481	$208,377,618

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ORIENT PAPER, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Year Ended
	December 31,
	2017	2016

Revenues	$117,023,578	$134,744,600

Cost of sales	(97,067,627)	(109,212,717)

Gross Profit	19,955,951	25,531,883

Selling, general and administrative expenses	(11,307,395)	(12,401,858)
Loss on impairment of assets	(2,291,027)	-
Loss from disposal of property, plant and equipment	(1,677,262)	(178,306)

Income from Operations	4,680,267	12,951,719

Other Income (Expense):
Interest income	34,590	96,976
Subsidy income	41,529	-
Interest expense	(2,433,770)	(2,621,147)

Income before Income Taxes	2,322,616	10,427,548

Provision for Income Taxes	(662,828)	(3,114,572)

Net Income	1,659,788	7,312,976

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	10,910,190	(11,784,410)

Total Comprehensive Income (Loss)	$12,569,978	$(4,471,434)

Earnings Per Share:

Basic and Diluted Earnings per Share	$0.08	$0.34

Outstanding – Basic and Diluted	21,450,316	21,416,143

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ORIENT PAPER, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

					Accumulated
			Additional	Statutory	Other
	Common Stock		Paid-in	Earnings	Comprehensive	Retained
	Shares	Amount	Capital	Reserve	Income (loss)	Earnings	Total
Net income for the year of 2016						7,312,976	7,312,976
Balance at December 31, 2016	21,450,316	$21,450	$50,635,243	$6,080,574	$(5,441,391)	$121,459,510	$172,755,386

Foreign currency translation adjustment					10,910,190		10,910,190
Net income for the year of 2017						1,659,788	1,659,788
Balance at December 31, 2017	21,450,316	$21,450	$50,635,243	$6,080,574	$5,468,799	$123,119,298	$185,325,364

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ORIENT PAPER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Year Ended
	December 31,
	2017	2016

Cash Flows from Operating Activities:
Net income	$1,659,788	$7,312,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,633,780	15,287,509
Loss from impairment and disposal of property, plant and equipment	3,968,289	178,306
(Recovery from) Allowance for bad debts	(45,309)	44,938
Share-based compensation expenses	-	1,417,395
Deferred tax	(3,010,577)	(1,959,494)
Changes in operating assets and liabilities:
Accounts receivable	2,265,428	(2,246,882)
Prepayments and other current assets	(79,264)	1,410,080
Inventories	(2,417,942)	3,112,465
Accounts payable	(166,464)	336,507
Advance from customers	(29,663)	26,173
Notes payable	3,707,933	(11,273,279)
Due to a related party	-	(300,621)
Accrued payroll and employee benefits	8,111	(300,275)
Other payables and accrued liabilities	(1,503,275)	1,509,196
Income taxes payable	(839,047)	722,528
Net Cash Provided by Operating Activities	18,151,788	15,277,522

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(9,380,702)	(11,586,214)
Proceeds from sale of property, plant and equipment	59,066	41,185
Net Cash Used in Investing Activities	(9,321,636)	(11,545,029)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	3,020,208
Repayments of related party loans	-	(6,026,416)
Proceeds from short term bank loans	12,903,609	6,463,347
Proceeds from credit union loans	2,373,077	-
Repayment of bank loans	(11,153,463)	(14,730,418)
Payment of capital lease obligation	(9,040,260)	(675,139)
(Increase in) Release of restricted cash	(3,707,933)	8,267,072
Net Cash Used in Financing Activities	(8,624,970)	(3,681,346)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	357,962	(360,418)

Net Increase (Derease) in Cash and Cash Equivalents	563,144	(309,271)

Cash and Cash Equivalents - Beginning of Year	2,332,646	2,641,917

Cash and Cash Equivalents - End of Year	$2,895,790	$2,332,646

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$2,103,340	$2,414,458
Cash paid for income taxes	$4,512,453	$4,351,538

Cash and bank balances	2,895,790	2,332,646
Restricted cash	6,121,637	2,162,318
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	9,017,427	4,494,964

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